UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

JARDEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 19, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Meeting”) of Jarden Corporation (the “Company”), which will be held on Friday, May 19, 2006 at 10:00 A.M., local time, at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, for the following purposes:

1.	To elect two (Class I) directors to serve on the Board of Directors for a term of three years expiring at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 19, 2006 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report of the Company for the year ended December 31, 2005 is being mailed to stockholders along with the attached Proxy Statement.

Stockholders are cordially invited to attend the Meeting. Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Meeting. Submitting the enclosed form of proxy will appoint Martin E. Franklin and Ian G.H. Ashken as your proxies. You may submit your proxy by mail. You may revoke your proxy and vote in person if you decide to attend the Meeting. For instructions, please refer to page 2 of the Proxy Statement or the proxy card.

By order of the Board of Directors

/s/ Martin E. Franklin
Martin E. Franklin, Chairman and Chief Executive Officer

April 19, 2006

JARDEN CORPORATION

555 Theodore Fremd Avenue

Rye, NY 10580

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 19, 2006

INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders (the “Stockholders”) of common stock, par value $0.01 per share (the “Common Stock”) of Jarden Corporation, a Delaware corporation (the “Company,” “we,” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the 2006 Annual Meeting of Stockholders of the Company to be held on Friday, May 19, 2006 at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 at 10:00 A.M., local time, and at any adjournment or postponement thereof (the “Meeting”). These proxy materials are first being sent to Stockholders on or about April 20, 2006.

At the Meeting, Stockholders will be asked:

1.	To elect two (Class I) directors to serve on the Board of Directors for a term of three years expiring at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2); and

3.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 19, 2006 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. As of the record date, each Stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Proxies and Voting

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. When voting to elect directors (Proposal 1), you may vote for all nominees, vote for only some of the nominees, or withhold authority to vote for all or some of the nominees. When voting on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2), you may vote FOR the proposal, AGAINST the proposal, or ABSTAIN from voting. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2).

Voting

Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope.

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

The method of voting used will not limit a Stockholder’s right to attend the Meeting.

Revocation of Proxy

A Stockholder who so desires may revoke its proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) timely delivery of a valid, later-dated proxy; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Meeting because the Stockholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their bank, broker or other agent before the Meeting to determine whether they can do so.

Voting on Other Matters

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this Proxy Statement, we did not know of any other matters to be raised at the Meeting.

Record Date; Shares Outstanding and Entitled to Vote

Only Stockholders as of the close of business on April 19, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of April 1, 2006, there were 66,464,879 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, shall constitute a quorum for this Meeting.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are a beneficial stockholder and your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 1 and 2 even if the broker does not receive voting instructions from you.

The affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes in person or represented by proxy entitled to vote is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2).

Since the affirmative vote of a plurality of votes present in person or represented by proxy and entitled to vote is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2), abstentions will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of such matter.

Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company’s transfer agent.

Proxy Solicitation

This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and employees of the Company also may solicit proxies from Stockholders by mail, telephone, telegram, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company may engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock as of the Record Date.

List of Stockholders

In accordance with Delaware law, a list of Stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 555 Theodore Fremd Avenue, Rye, NY 10580.

No Appraisal Rights

Stockholders will have no rights of appraisal in connection with the proposals to be considered at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS’ INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO DELIVER A PROXY TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE DELIVER YOUR PROXY PROMPTLY.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 2006, by (i) each person or entity known to us owning beneficially 5% or more of our Common Stock (the holdings of certain unrelated entities listed below are generally based on shareholdings disclosed in their public filings), (ii) each of our current directors and nominees for the Board of Directors, (iii) each of our named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power. Unless otherwise indicated, the address of each person named in the table below is c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580.

	Common Stock
Name and Address	Shares Beneficially Owned (1)		Percent of Common Stock (2)
Warburg Pincus Private Equity VIII, L.P 466 Lexington Avenue New York, NY 10017	14,589,923	(3)	22.0%

Wellington Management Company, LLP 75 State Street Boston, MA 01109	3,603,004	(4)	5.4%

LMM LLC 100 Light Street Baltimore, MD 21202	3,500,000	(5)	5.3%

Martin E. Franklin	3,102,065	(6)	4.6%

Ian G.H. Ashken	1,099,031	(7)	1.6%

René-Pierre Azria	53,853	(8)	*

Desiree DeStefano	145,154	(9)	*

Douglas W. Huemme	56,640	(10)	*

Charles R. Kaye	14,592,526	(11)	22.0%

James E. Lillie	373,809	(12)	*

Richard L. Molen	21,353	(13)	*

Irwin D. Simon	67,853	(14)	*

J. David Tolbert	68,162	(15)	*

Robert L. Wood	85,353	(16)	*

	Common Stock
Name and Address	Shares Beneficially Owned (1)		Percent of Common Stock (2)
All directors, nominees for directors, and executive officers as a group (11 persons)	19,665,799	(17)	29.6%

* Less than 1%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any share of Common Stock that such person has the right to acquire within 60 days.

(2)	Percent of class is based on the Common Stock outstanding and entitled to vote as of April 1, 2006. There were 66,464,879 shares outstanding and entitled to vote as of April 1, 2006, plus for each named person the number of shares of Common Stock of which such person is deemed to have “beneficial ownership” of described in footnote (1).

(3)	The holdings of Warburg Pincus Private Equity VIII, L.P. include the holdings of two affiliated funds. Warburg Pincus Partners LLC, of which Warburg Pincus & Co. (“WP”) is Managing Member, is the sole general partner of each of the funds which hold the shares of record, and Warburg Pincus LLC (“WP LLC”) manages each of such funds. Charles R. Kaye, a director of the Company, and Joseph P. Landy, are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(4)	Based solely on Schedule 13G filed with the SEC on February 14, 2006.

(5)	Based solely on Schedule 13G filed with the SEC on February 14, 2006.

(6)	Includes 843,751 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(7)	Includes 253,126 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(8)	Includes 49,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(9)	Includes 108,752 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(10)	Includes 51,000 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(11)	Includes 14,589,923 shares beneficially owned by the Warburg Pincus entities. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Pincus entities.

(12)	Includes 131,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(13)	Includes 11,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(14)	Includes 63,750 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(15)	Includes 3,662 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(16)	Includes 78,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(17)	Includes 1,594,041 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days. Includes 14,589,923 shares beneficially owned by the Warburg Pincus entities. Mr. Kaye disclaims beneficial ownership of all shares held by the Warburg Pincus entities.

INFORMATION REGARDING

BOARD OF DIRECTORS AND COMMITTEES

Statement on Corporate Governance

The Company maintains formal corporate governance standards. The Company has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and is in compliance with the rules and listing standards. The Company has adopted charters for its Audit Committee, Compensation Committee and Nominating and Policies Committee and implemented a Governance Principles and Code of Conduct Policy, Business Conduct and Ethics Policy and Insider Trading Policy. You can access all of these documents on the “Governance” page of the Company’s website, www.jarden.com, or by writing to us at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580, Attention: Corporate Governance.

In accordance with NYSE corporate governance listing standards, our Governance Principles and Code of Conduct Policy requires the Board of Directors to designate a non-executive lead director to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman of the Board of Directors. Irwin D. Simon has been designated as the Lead Independent Director. The Company’s non-management directors meet at least once per year in a non-executive session without management at which Mr. Simon presides. Stockholders and other interested parties may communicate with the Company’s Lead Independent Director or the non-management directors as a group either by writing to Irwin D. Simon, c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580 or sending an e-mail to BOD@jarden.com. Any correspondence received will be forwarded to Mr. Simon promptly.

Our Governance Principles and Code of Conduct Policy require that a majority of the directors satisfy the independence requirements of the SEC and the NYSE. In general, “independent” means that the director shall have no material relationship with the Company or any member of the senior management of the Company. In performing their duties, directors must hold themselves free of any interest, influence or relationship with respect to any activity which could impair their judgment or objectivity in the course of their service to the Company. The policy establishes a mandatory retirement age of 70 for independent directors. It also urges independent directors with more than one year of service to own at least 1,000 shares of common stock of the Company. The Board of Directors has determined that a majority of the directors meets the aforementioned independence standards.

In addition to the foregoing, our Governance Principles and Code of Conduct Policy also provide for:

•	reviewing and approving a succession plan for the Chief Executive Officer of the Company at least annually;

•	the Board of Directors reviewing and assessing its own performance at least annually; and

•	the right of the Board of Directors to hire its own advisors to assist it in performing its duties without obtaining the approval of management.

During 2005, the Board of Directors held nine meetings. The Board of Directors has standing Compensation, Nominating and Policies, and Audit Committees. During 2005, each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which he or she served, which were held during his or her period of service. The Compensation and Nominating and Policies Committees do not meet on a regular basis, but only as circumstances require. The Company does not have a formal policy as to Board of Director attendance at our annual meetings of Stockholders. Messrs. Franklin and Ashken were the only directors who attended our last annual meeting.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. The Compensation Committee consists of Messrs. Molen (Chairman), Simon and Wood. The Compensation Committee met five times during 2005.

Nominating and Policies Committee

The purpose of the Nominating and Policies Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors. The Nominating and Policies Committee considers all qualified candidates identified by members of the committee, by other members of the Board of Directors and by senior management. The Nominating and Policies Committee will also consider nominees recommended by Stockholders. The names, resume and biographical information of such nominees should be forwarded to the Secretary, Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580, who will submit them to the committee for its consideration. See the section titled “Other Matters – Proposals by Stockholders” for more information on Stockholder nominations of candidates for election to the Board of Directors.

The Nominating and Policies Committee is also responsible for developing and recommending to the Board of Directors a set of corporate governance principles and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board of Directors for approval, and advising the Board of Directors on corporate governance matters as they arise.

The Nominating and Policies Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to the Company and its business, the skills and perspectives such candidate would bring to the Board of Directors and the personality or “fit” of such candidate with existing members of the Board of Directors and management.

All members of the Board of Directors should possess the following minimum qualifications as determined by the Nominating and Policies Committee: fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in Jarden; be committed to enhancing stockholder value; and have the ability and willingness to spend the time required to function effectively as a director of Jarden.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Policies Committee will make recommendations regarding potential director candidates to the Board of Directors.

The Nominating and Policies Committee consists of Messrs. Huemme (Chairman), Molen and Simon. All of the members of the Nominating and Policies Committee meet the independence standards contained in the NYSE corporate governance rules. The Nominating and Policies Committee met twice during 2005.

Audit Committee

The Audit Committee consists of Mr. Azria (Chairman), Mr. Huemme and Mr. Wood. Each of the Audit Committee members satisfies the definition of independent director as established in the NYSE corporate governance listing standards. In accordance with Section 407 of the Sarbanes-Oxley Act, the Board of Directors determined Mr. Azria to be a “Financial Expert,” as defined in Item 401(h)(2) of Regulation S-K of the SEC, or any successor provision. The duties of the Audit Committee are to: (a) recommend for nomination by the Board of Directors the registered public accounting firm who shall conduct the annual audit of the Company; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review management’s evaluation of the adequacy of the Company’s internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The number of meetings held during the year is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a written Audit Committee Charter approved by the Board of Directors, which may be amended from time to time. The Audit Committee Charter is reviewed and reassessed by the Audit Committee and approved by the Board of Directors as needed but at least annually.

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee to establish procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding perceived questionable accounting or auditing matters. The Company uses an independent third party to provide an 800 number for the receipt, recording and transcription of any complaints received.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has met and reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90) and the assessment of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with the independent registered accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board No. 1 (Independent Discussions with Audit Committees). The Audit Committee also has considered whether the independent registered public accounting firm’s provisions of non-audit services to the Company is comparable with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, and the overall quality of the Company’s financial reporting processes, the evaluation of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee reviewed and, together with the other members of the Board of Directors, approved for filing with the SEC the Annual Report on Form 10-K for the year ended December 31, 2005, which included audited financial statements for such year. The Audit Committee and the Board of Directors have also recommended the selection of the Company’s independent registered public accounting firm for 2006.

Respectfully submitted.	Audit Committee
René-Pierre Azria, Chairman
Douglas W. Huemme
Robert L. Wood

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference in to any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the

Company specifically incorporates the Report of the Audit Committee by reference therein.

Compensation of Directors

Directors who are also employees of the Company receive no additional compensation for their service on the Board or on any Board committee. In 2005, non-employee directors received a flat retainer of $36,000 per year, payable quarterly. In 2005, the chairman of each of the Audit, Compensation and Nominating and Policies Committees and the Lead Independent Director received an additional $5,000. The chairman of the Audit Committee receives an additional 500 restricted shares per year. The 2005 grant was made on August 23, 2005, and the restrictions lapse on May 1, 2006. In 2005, each member of any Board committee, who is not also the chairman, received an additional $1,000 per year. All of these compensation arrangements will be maintained at the same levels for 2006.

Non-employee directors of the Company are also eligible to receive stock option grants and restricted stock awards under the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Amended 2003 Stock Incentive Plan”). On August 3, 2005, each of the then non-employee directors of the Company was granted options to purchase 5,625 shares of Common Stock and awarded 2,603 shares of restricted stock under the Amended 2003 Stock Incentive Plan. The exercise price for each share of Common Stock subject to the option granted to each such director is equal to the fair market value of a share of Common Stock on the date such option was granted. The foregoing options expire seven years after the date they are granted. The restrictions over the restricted stock lapse November 1, 2006. In 2006, the Company intends to grant each of the non-employee directors 3,250 shares of restricted stock under the Amended 2003 Stock Incentive Plan.

In total, during the fiscal year ended December 31, 2005, options to purchase 33,750 shares of the Company’s Common Stock were granted and 16,118 shares of restricted stock were awarded pursuant to the Amended 2003 Stock Incentive Plan to non-employee directors serving on the Board of Directors during 2005.

Indemnification

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Bylaws.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; and (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Except as set forth below, the Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer of affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

In February of 2006, a derivative complaint was filed against certain officers and the Board of Directors of the Company in the United States District Court for the Southern District of New York. The Company is named as a nominal defendant. The complaint alleges, among other things, that the individual defendants violated their fiduciary duties by failing to disclose material information and/or by misleading the investing public about the Company’s business and financial condition relating to the Holmes acquisition. The complaint seeks damages and other monetary relief against the individual defendants. The Company intends to defend itself vigorously in this action.

PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”) provides that the maximum number of directors shall be nine and the minimum number shall be two. The Board of Directors of the Company is divided into three classes of directors having staggered three-year terms of office. The Bylaws of the Company provides that the number of members constituting the entire Board of Directors is nine. Currently there are eight individuals serving as members of the Board of Directors, with the one vacancy being in Class I. This vacancy can be filled at any time before the annual meeting by a majority of the whole Board of Directors, although the Board of Directors currently has no plans to do so. From time to time, the Board of Directors considers potential candidates to fill director vacancies or succeed retiring directors. However, the Board of Directors currently does not have any candidates under active consideration for the director vacancy. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein, of which there are two only. At each annual meeting of Stockholders, the successor of each director whose term expires at that annual meeting is elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of his or her election, or until his or her successor has been elected and qualified in accordance with the Company’s Certificate of Incorporation and Bylaws. Pursuant to the Certificate of Incorporation, in general, any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by an affirmative vote of a majority of the remaining directors then in office.

The terms of office of the Class I Directors, including Martin E. Franklin and René-Pierre Azria, expire at this Meeting and each of Martin E. Franklin and René-Pierre Azria are nominated for reelection. The terms of office of the Class II Directors, including Ian G.H. Ashken, Richard L. Molen and Charles R. Kaye, expire at the 2007 annual meeting. Mr. Kaye was nominated to the Board of Directors pursuant to the terms of that certain Purchase Agreement with Warburg Pincus (See Section titled “Certain Relationships and Related Transitions” for a further description), and subsequently elected to the Board of Directors at the 2005 annual meeting of Stockholders. The terms of office of the Class III Directors, including Douglas W. Huemme, Robert L. Wood, and Irwin D. Simon, expire at the 2008 annual meeting. There are no family relationships among any of the directors or executive officers of the Company.

Unless otherwise specified, each proxy received will be voted for the election as directors of the two nominees named below to serve until the 2009 annual meeting or until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Bylaws of the Company. At present, it is anticipated that each nominee will be a candidate.

The following persons have been nominated as Class I directors:

Name	Age	Director Since	Business Experience

Martin E. Franklin	41	2001	Mr. Franklin is Chairman and Chief Executive Officer of the Company. Mr. Franklin was appointed to the Board of Directors on June 25, 2001 and became Chairman and Chief Executive Officer effective September 24, 2001. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin was the Chairman of the Board of Directors of Bollé Inc. from February 1997 until February 2000. Mr. Franklin has previously held positions as Chairman and Chief Executive Officer of Lumen Technologies, Inc. from May 1996 to December 1998, and Benson Eyecare Corporation from October 1992 to May 1996. Mr. Franklin also serves as a director of Apollo Investment Corporation and Kenneth Cole Productions, Inc.

René-Pierre Azria	49	2002	Mr. Azria is a Managing Director of Rothschild, Inc., an investment bank, and has over twenty years of corporate finance experience, working generally on large size transactions with a high degree of complexity. His industry experience is concentrated in technology, media and telecommunications, and also includes healthcare and consumer goods. Prior to joining Rothschild, Inc. in 1996, Mr. Azria served as Managing Director of Blackstone Indosuez and President of Financiére Indosuez in New York. Mr. Azria also serves as a director of two privately held companies.

The Board of Directors unanimously recommends that Stockholders vote “FOR” each of the persons nominated by the Board of Directors to serve as Class I Directors.

The terms of the following Class II directors expire at the 2007 annual meeting:

Name	Age	Director Since	Business Experience

Ian G.H. Ashken	45	2001	Mr. Ashken is Vice Chairman, Chief Financial Officer and Secretary of the Company. Mr. Ashken was appointed to the Board of Directors on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken was the Vice Chairman of the Board of Directors of Bollé Inc. from December 1998 until February 2000. From February 1997 until his appointment as Vice Chairman, Mr. Ashken was the Chief Financial Officer and a director of Bollé, Inc. Mr. Ashken previously held positions as Chief Financial Officer and a director of Lumen Technologies, Inc. from May 1996 to December 1998 and Benson Eyecare Corporation from October 1992 to May 1996.

Richard L. Molen	65	1993	Mr. Molen was the Chairman, President and Chief Executive Officer of Huffy Corporation, a sporting goods company, from September 1994 until his retirement in December 1997. Mr. Molen served as President and Chief Executive Officer of Huffy Corporation since April 1993, and had served on its Board of Directors since June 1984.

Charles R. Kaye	42	2005	Mr. Kaye is Co-President of Warburg Pincus LLC, where he has spent 19 years working as a private equity investor. Mr. Kaye is a member of the Council on Foreign Relations. He is also Chairman of the US-India Business Council, as well as a trustee of the Asia Society.

The terms of the following Class III directors expire at the 2008 annual meeting:

Name	Age	Director Since	Business Experience

Douglas W. Huemme	64	1999	Mr. Huemme was Chairman and Chief Executive Officer of Lilly Industries, Inc., an industrial coating and specialty chemical company, from 1990 until his retirement in December 2000. He also served as President of Lilly Industries, Inc. from 1990 until April 1999.

Robert L. Wood	50	2000	Mr. Wood joined Chemtura Corp., a global producer and marketer of polymer products and specialty chemicals, as President and Chief Executive Officer in January 2004. From 1977 to January 2004, Mr. Wood worked for The Dow Chemical Company, serving from November 2000 until January 2004 as Business Group President for Thermosets and Dow Automotive. From May 1997 until November 2000 he served as Business Vice President for Polyurethanes. From October 1995 until May 1997 he acted as Business Vice-President for Engineering Plastics.

Irwin D. Simon	47	2002	Mr. Simon is the Chairman, Chief Executive Officer and President of Hain Celestial Group, Inc., a marketer and distributor of natural, organic and specialty food products and a NASDAQ company (“Hain”). Mr. Simon was appointed Chief Executive Officer and President of Hain in May 1993 and subsequently appointed Chairman of the Board of Directors of Hain in April 2000. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company, a national marketer of meal replacement and weight loss food supplements. Mr. Simon also serves as a director of Technology Flavors & Fragrances, Inc. and other privately held companies.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of our executive officers as of April 1, 2006. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Martin E. Franklin	41	Chairman and Chief Executive Officer

Ian G.H. Ashken	45	Vice Chairman, Chief Financial Officer and Secretary

James E. Lillie	44	President and Chief Operating Officer

Desiree DeStefano	38	Executive Vice President of Finance and Treasurer

J. David Tolbert	45	Senior Vice President, Human Resources and Corporate Risk

See the table of nominees for election as directors for biographical data with respect to Martin E. Franklin and Ian G.H. Ashken. See the narrative description of the employment agreements for Martin E. Franklin, Ian G.H. Ashken, James E. Lillie, Desiree DeStefano and J. David Tolbert for further terms with respect to the terms of their respective positions and employment.

James E. Lillie. Mr. Lillie is President and Chief Operating Officer of the Company. Mr. Lillie joined the Company in August 2003 as Chief Operating Officer and assumed the additional title and responsibilities of President effective January 2004. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited, a diversified commercial printing and business communications company. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of managerial human resources, manufacturing, finance and operations positions at World Color, Inc., another KKR portfolio company.

Desiree DeStefano. Ms. DeStefano is Executive Vice President of Finance and Treasurer of the Company. From 2003 to January 2005, Ms. DeStefano served as Senior Vice President of the Company. Ms. DeStefano joined the company as Chief Transition Officer and Vice President in 2001. From 2000 to 2001, Ms. DeStefano served as Chief Financial Officer of Sports Capital Partners, a private equity investment fund. Ms. DeStefano served as Vice President of Bollé, Inc. from 1998 to 2000. From 1996 to 1998, Ms. DeStefano was Vice President of Lumen Technologies, Inc. and prior to that, Ms. DeStefano held similar positions at Benson Eyecare Corporation and was an audit senior at Price Waterhouse LLP.

J. David Tolbert. Mr. Tolbert is Senior Vice President, Human Resources and Corporate Risk of the Company. From October 1998 to January 2005, Mr. Tolbert served as Vice President, Human Resources and Administration of the Company. From April 1997 to October 1998, Mr. Tolbert served as Vice President, Human Resources and Corporate Risk of the Company. From October 1993 to April 1997, Mr. Tolbert served as Director of Human Resources of the Company. Since joining Ball Corporation in 1987, Mr. Tolbert served in various human resource and operating positions of Ball’s and the Company’s former Plastic Packaging division.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s chief executive officer and four other executive officers of the Company whose annual salary and bonus during fiscal 2005 exceeded $100,000 (collectively, the “Named Executive Officers”).

Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Award(s) ($) (2)	Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
Martin E. Franklin (4) Chairman and Chief Executive Officer	2005 2004 2003	1,840,000 850,000 648,931	3,680,000 1,678,750 1,273,931	43,487,663 21,302,250 8,706,000	— — —	— — —	199,800 151,721 26,637

Ian G.H. Ashken (5) Vice Chairman, Chief Financial Officer and Secretary	2005 2004 2003	850,000 450,000 375,974	1,700,000 888,750 813,974	18,060,450 8,188,800 3,177,000	— — —	— — —	109,296 107,783 19,526

James E. Lillie (6) President and Chief Operating Officer	2005 2004 2003	600,000 400,000 144,231	600,000 490,000 144,231	6,891,488 332,100 997,500	— 25,000 150,000	— — —	18,144 14,534 12,823

Desiree DeStefano (7) Executive Vice President of Finance and Treasurer	2005 2004 2003	325,000 193,269 140,385	535,000 213,063 210,000	1,019,925 — —	— 40,000 7,500	— — —	14,834 13,379 9,908

J. David Tolbert (8) Senior Vice President, Human Resources and Corporate Risk	2005 2004 2003	232,692 175,000 163,615	223,654 102,375 81,808	544,650 — —	— 17,500 4,500	— — —	14,666 12,193 11,442

(1)	The amounts shown in the Bonus column include operating bonuses and discretionary performance based bonuses.

(2)

The amounts shown in the Restricted Stock Award(s) column for 2003 represent the value of restricted stock awarded to certain of the Named Executive Officers pursuant to the 2003 Stock Incentive Plan. On May 8, 2003, Messrs. Franklin and Ashken received awards of 225,000 shares and 75,000 shares of restricted stock, respectively, valued at $20.36 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. On August 8, 2003, Mr. Lillie received an award of 52,500 shares of restricted stock valued at $19.00 per share, based upon the fair market value of the Company’s common stock on the date of the award. On November 23, 2003, Messrs. Franklin and Ashken received awards of 150,000 shares and 60,000 shares of restricted stock, respectively, valued at $27.50 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. Pursuant to the terms of their respective restrictive stock award agreements, as amended, all the performance criteria have been met and the restrictions over the shares of restricted stock awarded to Messrs. Franklin, Ashken and

Lillie have lapsed.

The amounts shown in the Restricted Stock Award(s) column for 2004 represent the value of restricted stock awarded to certain of the Named Executive Officers pursuant to the 2003 Stock Incentive Plan. On August 5, 2004, Messrs. Franklin, Ashken and Lillie received awards of 100,000 shares, 30,000 shares and 15,000 shares of restricted stock, respectively, valued at $33.21 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. On October 25, 2004, Messrs. Franklin and Ashken received awards of 525,000 shares and 210,000 shares of restricted stock, respectively, valued at $34.25 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. Pursuant to the terms of their respective restrictive stock award agreements, all the performance criteria have been met and the restrictions on all of these shares have lapsed.

The amounts shown in the Restricted Stock Award(s) column for 2005 represent the value of restricted stock awarded to certain of the Named Executive Officers pursuant to the Amended 2003 Stock Incentive Plan. On June 23, 2005, Messrs. Franklin, Ashken and Lillie and Ms. DeStefano received awards of 1,372,500 shares, 570,000 shares, 217,500 shares and 15,000 shares of restricted stock, respectively, valued on a weighted average basis at $31.69 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. The performance criteria over half of each of these restricted stock awards was met during 2005 and the restrictions lapsed on November 1, 2005. On July 12, 2005, Ms. DeStefano and Mr. Tolbert each received awards of 15,000 shares of restricted stock, respectively, valued at $36.31 per share, in each case based upon the fair market value of the Company’s common stock on the date of the award. The restrictions on all of these shares have not yet lapsed.

(3)	As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed in the aggregate the lesser of $50,000 or 10% of base salary plus bonus. The amounts shown in the “All Other Compensation” column for 2005 are comprised as follows:

Mr. Franklin – Company-provided life insurance and long-term disability premiums, $2,234; imputed taxable income on individual life and disability policies, $79,610; the Company’s match and additional contribution on the employee’s 401(k) contribution, $12,600; personal use of the Company aircraft, valued at the incremental cost of such use to the Company usage, $70,356; and financial consulting fees paid by the Company, $35,000.

Mr. Ashken – Company-provided life insurance and long-term disability premiums, $2,234; imputed taxable income on individual life and disability policies, $89,974; the Company’s match and additional contribution on the employee’s 401(k) contribution, $12,600; and financial consulting fees paid by the Company, $4,488.

Mr. Lillie – Company-provided life insurance and long-term disability premiums, $2,234; imputed taxable income on individual life and disability policies, $3,310; and the Company’s match and additional contribution on the employee’s 401(k) contribution, $12,600.

Ms. DeStefano – Company-provided life insurance and long-term disability premiums, $2,234; and the Company’s match and additional contribution on the employee’s 401(k) contribution, $12,600.

Mr. Tolbert – Company-provided life insurance and long-term disability premiums, $2,066; and the Company’s match and additional contribution on the employee’s 401(k) contribution, $12,600.

(4)	Mr. Franklin was appointed Chairman and Chief Executive Officer in September 2001. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Franklin. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005. See “Employment Agreements,” below.

(5)	Mr. Ashken was appointed Vice Chairman, Chief Financial Officer and Secretary in September 2001. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Ashken. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005. See “Employment Agreements,” below.

(6)	Mr. Lillie joined the Company as Chief Operating Officer in August 2003 and assumed the additional title and responsibilities of President effective January 2004. The Company entered into an employment agreement with Mr. Lillie effective August 4, 2003. This agreement was amended and restated in January 2005. See “Employment Agreements,” below.

(7)	Ms. DeStefano joined the Company in November 2001 and was appointed Senior Vice President of the Company in February 2003. The Company entered into an employment agreement with Ms. DeStefano effective May 3, 2004. Effective as of January 24, 2005, Ms. DeStefano assumed the new title of Executive Vice President of Finance and Treasurer. See “Employment Agreements,” below.

(8)	Mr. Tolbert joined the Company May 1987 and was appointed Vice President, Human Resources and Administration in October 1998. The Company’s employment agreement with Mr. Tolbert, dated as of January 1, 2002, was renewed for one year in January 1, 2005 and is subject to an annual renewal provision. Effective as of January 24, 2005, Mr. Tolbert assumed the new title of Senior Vice President of Human Resources and Corporate Risk. See “Employment Agreements,” below.

Aggregate Option Exercises in 2005 and 2005 Year End Option Values

The following table contains certain information regarding options to purchase Common Stock held as of December 31, 2005, by each of the Named Executive Officers. The stock options listed below were granted without tandem stock appreciation rights and without freestanding stock appreciation rights outstanding.

			Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In - the-Money Options at December 31, 2005 ($) (1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Non- Exercisable	Exercisable	Non- Exercisable
Martin E. Franklin	—	—	843,751	281,249	18,182,834	6,060,916
Ian G.H. Ashken	—	—	253,126	84,374	5,454,865	1,818,260
James E. Lillie	—	—	121,875	140,625	2,072,063	2,283,188
Desiree DeStefano	7,500	153,450	97,502	78,748	2,027,542	1,124,749
J. David Tolbert	82,515	2,245,591	3,362	39,936	43,097	584,613

(1)	Before taxes. The dollar value reported is based on the difference between the exercise price of the option outstanding and the market price of Common Stock at the close of trading on the NYSE on December 30, 2005, the last trading day before December 31, 2005. The closing market price on that date was $30.15 per share.

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities available for future issuance
Equity compensation plans approved by security holders:
Amended and Restated 2003 Stock Incentive Plan	2,486,451	$24.7357	2,668,215
2003 Employee Stock Purchase Plan	Not Applicable	Not Applicable	—
2001 Stock Option Plan, as amended	406,750	7.5989
1998 Long-Term Equity Incentive Plan, as amended and restated	884,151	7.9874	—
1993 Stock Option Plan	918,184	8.4989	—
Equity compensation plans not approved by security holders:
None	Not Applicable	Not Applicable	Not Applicable

Total	4,695,536	$16.9226	2,668,215

(1)	This column contains information regarding stock options only; there are no warrants or rights outstanding.

For a description of the equity compensation plans above, see Note 9 of Item 8. Financial Statements and Supplementary Data appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Report on Executive Compensation by the Compensation Committee

Introduction

The Company’s Compensation Committee of the Board (the “Committee”) establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other Named Executive Officers. The Committee consists of three independent directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Company’s executive officers. The Committee operates under a written charter adopted by the Board of Directors which is available at the Company’s web site at www.jarden.com under the “Governance” tab.

Pursuant to this Committee’s charter, this Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions,

including the CEO, and to oversee the development of executive succession plans.

•	To review and approve corporate goals and objectives with respect to compensation for the Company’s CEO, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s CEO in past years.

•	To make recommendations to the Board of Directors with respect to non-CEO compensation, incentive-compensation plans and equity-based plans. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.

•	To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.

•	To produce this compensation committee report on executive compensation to be included in the Company’s proxy statement.

•	To review on an annual basis director compensation and benefits.

The Committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion.

In 2005, the Company maintained the Amended 2003 Stock Incentive Plan to incentivize executive officers and other key employees. See “Amended 2003 Stock Incentive Plan,” below.

The Committee has approved a compensation philosophy for the Company, which is described below.

Executive Compensation Philosophy

We continued to examine and refine our compensation philosophy and strategy throughout the fiscal year as part of our ongoing efforts to maintain “best practice” in this area and corporate governance in general. The Committee’s guiding principle is to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically. This principle guides the design and administration of compensation and benefits programs for the Company’s officers, other executives and the general workforce. The total compensation package, which includes base salary, incentive compensation and other incentive opportunities in the form of grants under the Company’s stock incentive plans, is designed to allow the Company to attract, motivate, and retain top-quality executives. Such principles are accomplished by linking management’s compensation to the Company’s success in creating value for its Stockholders.

In connection with the Company’s acquisition of American Household, Inc. (“American Household”), the Committee retained an outside consultant to provide independent, expert advice on compensation to its principal executive officers. The levels of compensation at competitive companies, derived from compensation surveys provided by the outside consultant, were used for comparison in establishing the Company’s overall compensation plan for certain executive officers.

Cash Compensation

For 2005, base salaries for certain of the Company’s executive officers were established pursuant to their respective employment agreements, amended in January 2005, while target performance incentive compensation participation rates (percentage of base salary) for certain of the Company’s executive officers were established or fixed by the Committee. Target incentive participation rates are established and reviewed based upon factors such as the Company’s performance and growth, achievement of specific financial goals and increases to stockholder equity, a subjective determination of the executive’s past performance and expected future contributions to Jarden, and aggregate compensation of persons holding similar positions with comparable companies. Base salary and incentive compensation (total cash compensation) earned in 2005 by the Named Executive Officers are reflected in the “Salary” and “Bonus” columns in the Summary Compensation Table.

Amended 2003 Stock Incentive Plan

The Amended 2003 Stock Incentive Plan is designed to give the Board of Directors discretion and flexibility in designing incentive compensation packages to align the goals of management with those of our stockholders and to motivate executive officers and key employees to improve the operations of the Company, thereby maximizing Stockholder value. Pursuant to this plan, the Board of Directors may issue to employees, officers, directors, consultants, independent contractors and advisors of the Company and its subsidiaries incentive stock options, nonqualified stock options, restricted stock and cash bonuses. The specific types and size of awards to be granted (other than options granted to non-employee directors) and the terms and conditions of such awards are determined by the Committee subject to the provisions of the Amended 2003 Stock Incentive Plan.

The Committee generally makes awards based upon the employee’s position within the Company and a subjective review of the employee’s performance. The stock option awards to each individual are not conditioned on the number of previously granted options. All awards to executive officers are within the discretion of the Committee subject to the terms of the Amended 2003 Stock Incentive Plan.

The Committee believes that the total compensation package has been designed to motivate key management to improve the operations and financial performance of the Company, thereby increasing the market value of our Common Stock. The tables in this Executive Compensation section reflect the compensation structure established by the Committee.

Deductibility of Compensation

The Committee generally seeks to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for compensation in excess of $1 million paid to one or more of the Named Executive Officers. The Committee has generally structured the Company’s compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including by having those plans approved by the Company’s Stockholders. However, the Company may determine to award compensation that does not meet the requirements of Section 162(m) of the Code when it deems appropriate to achieve its compensation objectives and in the best interest of the Company.

Compensation for the Chief Executive Officer

The Committee followed the philosophy and guiding principles described above in determining compensation for Mr. Martin E. Franklin, Chief Executive Officer of Jarden.

Mr. Franklin is compensated pursuant to an employment agreement. For fiscal 2005, Mr. Franklin received a base salary of $1,840,000. Mr. Franklin was also entitled to receive an operating bonus of between 50% and 100% of base salary based upon the Company achieving its earnings objectives, and was eligible for a discretionary performance bonus of up to 100% of base salary at the discretion of the Board or Compensation Committee. Mr. Franklin did receive an operating bonus of 100% of his base salary, based upon the Company exceeding the set earnings per share growth target established by the Board, as well as a discretionary bonus of 100% of his base salary due to the factors described below. In addition, Mr. Franklin was eligible for awards under the Amended 2003 Stock Incentive Plan in accordance with the guidelines set forth in this Report of the Compensation Committee. On June 23, 2005, Mr. Franklin was awarded 1,372,500 shares of restricted stock under the Amended 2003 Stock Incentive Plan.

The Committee considers Mr. Franklin’s level of compensation appropriate for his outstanding leadership of the Company during fiscal 2005. In fiscal 2005, the Company achieved exceptional growth. In January 2005, the Company consummated its acquisition of American Household, Inc. and received an equity investment by Warburg Pincus and another private equity firm; and in July 2005, the Company consummated its acquisition of The Holmes Group, Inc. From December 31, 2004 to December 31, 2005, the Company achieved revenue growth of 280%. The market capitalization of the Common Stock increased from $1.3 billion to $2.1 billion during the same time frame. During fiscal 2005, the Company’s stock price increased 4.1%, exceeding the growth in the S&P 500 for the fifth consecutive year. The Company’s compounded stock price growth in the last five years has been 58%. Also, during the past fiscal year the Company commenced a significant restructuring program to integrate the businesses acquired during the year.

Certain Other Executive Officers

The remaining four Named Executive Officers are Ian G.H. Ashken, Vice Chairman, Chief Financial Officer and Secretary, James E. Lillie, President and Chief Operating Officer, Desiree DeStefano, Executive Vice President of Finance and Treasurer and J. David Tolbert, Senior Vice President, Human Resources and Corporate Risk. The details of the compensation for these individuals are also described in the tables and footnotes above, as well as in the description of their employment agreements below.

Respectfully submitted.	Compensation Committee
Richard L. Molen, Chairman
Irwin D. Simon
Robert L. Wood

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2005 was an officer, employee or former officer of the Company of any of its subsidiaries or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.

Performance Graph

The graph below compares the cumulative total Stockholder return on the Company’s Common Stock from December 31, 2000 through December 31, 2005, with the cumulative total return of (a) the S&P Midcap 400 Index, (b) the S&P 500 Index, (c) the Dow Jones Consumer Index—Non- Cyclical and (d) the Russell 2000 Index. This year the stock performance graph reflects a change made by us in choice of the comparison from the Dow Jones Consumer Index—Non- Cyclical (as the published industry or line of business index) and the Russell 2000 Index (as the broad equity market index) to the S&P Midcap 400 Index and the S&P 500 Index, respectively. This change reflects what we believe are indexes that provide more representative comparisons for our industry and for a company of our market capitalization, as well as more widely followed stock performance benchmarks. As required by regulations of the SEC applicable to such changes, the stock performance graph contains all of the S&P Midcap 400 Index, the S&P 500 Index, the Dow Jones Consumer Index—Non- Cyclical and the Russell 2000 Index. Beginning next year, the stock performance graph will no longer provide comparisons to the Dow Jones Consumer Index—Non- Cyclical and the Russell 2000 Index.

The graph assumes that the beginning value of the Common Stock and each index was $100, and that all dividends have been reinvested. The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, possible future performance of Common Stock.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
Jarden Corporation	100.0	116.3	353.7	607.7	965.3	1,005.0
S&P Midcap 400 Index	100.0	98.7	84.7	114.5	133.0	150.1
S&P 500 Index	100.0	87.0	66.6	84.2	91.8	94.6
Dow Jones Consumer Good Index – Non – Cyclical	100.0	101.6	96.1	116.3	130.2	132.2
Russell 2000	100.0	101.0	79.2	115.2	134.8	139.2

Employment Agreements

The Company’s amended and restated employment agreement with Martin E. Franklin, dated as of January 24, 2005, provides for his employment as Chairman and Chief Executive Officer of the Company through December 31, 2008, subject to certain termination rights and renewal provisions. Mr. Franklin’s agreement provides that he will receive an annual base salary of at least $1,840,000, subject to an annual increase at least equal to the change in Consumer Price Index, although Mr. Franklin volunteered to receive less than this increase in 2006. In addition, Mr. Franklin is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s earnings per share budget and up to 100% of base compensation each year for achieving 110% of the Company’s earnings per share budget in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Franklin is eligible for a performance-based bonus of up to 100% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board member designated by Warburg Pincus in respect of calendar year 2005 and 2006. Mr. Franklin’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Franklin’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses and the personal use of the Company’s airplane for up to 75 hours per year. In addition, the agreement requires the Company to provide Mr. Franklin with $10 million of life insurance. Mr. Franklin received pursuant to the Amended 2003 Stock Incentive Plan a grant of 1,372,500 shares of restricted stock with the vesting restrictions set forth below.

The Company’s amended and restated employment agreement with Ian G.H. Ashken, dated as of January 24, 2005, provides for his employment as Vice Chairman, Chief Financial Officer and Secretary of the Company through December 31, 2008, subject to certain termination rights and renewal provisions. Mr. Ashken currently receives an annual base salary of $850,000, subject to an annual increase at least equal to the change in Consumer Price Index, although Mr. Ashken volunteered to receive less than this increase in 2006. In addition, Mr. Ashken is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s earnings per share budget and up to 100% of base compensation each year for achieving 110% of the Company’s earnings per share budget in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Ashken is eligible for a performance-based bonus of up to 100% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board director designated by Warburg Pincus in respect of calendar year 2005 and 2006. Mr. Ashken’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Ashken’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses. In addition, the agreement requires the Company to provide Mr. Ashken with $6 million of life insurance. Mr. Ashken received pursuant to the Amended 2003 Stock Incentive Plan a grant of 570,000 shares of restricted stock with the vesting restrictions set forth below.

Each of Messrs. Franklin’s and Ashken’s employment agreements contain a noncompetition covenant and nonsolicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and during the greater of (i) a period of three years after any termination of Mr. Franklin’s or Ashken’s employment or (ii) any period thereafter during which Mr. Franklin or Mr. Ashken continues to receive benefits under the employment agreement, other than in cases of a termination by the Company without good cause, by Mr. Franklin or Mr. Ashken with good reason, or if Mr. Franklin’s or Mr. Ashken’s employment is not renewed. In the event Mr. Franklin’s or Mr. Ashken’s employment is terminated by the Company without “cause” (as such term is defined in his employment agreement) or upon “disability” (as such term is defined in his employment agreement), Mr. Franklin or Mr. Ashken will be entitled to (a) three times (two times in the case of termination due to death) base compensation, (b) three times (two times in the case of termination due to death) the average annual bonus paid over the preceding two fiscal years, (c) except in the case of non-renewal of employment, the accrued annual bonus through the date of termination, (d) the continuation of health insurance and other benefits for three years (two years in the case of termination due to death) at the

Company’s expense, (e) full vesting of any outstanding stock options on the Company’s stock, and (f) the lapsing of any restrictions over any restricted shares of the Company’s stock. In addition, Mr. Franklin’s and Mr. Ashken’s employment agreements may be terminated at the Company’s option for “cause” (as such term is defined in his employment agreement).

The Company’s amended and restated employment agreement with James E. Lillie, dated as of January 24, 2005, provides for his employment as President and Chief Operating Officer, and is for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gives prior written notice of non-renewal. Mr. Lillie currently receives a base salary of $600,000 per year, subject to an annual increase at least equal to the change in the Consumer Price Index, although Mr. Lillie volunteered to receive less than this increase in 2006. In addition, Mr. Lillie is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s EDITDA and earnings per share budget and up to 100% of base compensation each year for achieving EBITDA 10% higher than budget and earnings per share 10% higher than budget, in each case based on the annual budget approved by the Board of Directors. In addition, Mr. Lillie is eligible for a performance-based bonus of up to 50% of base compensation each year, at the discretion of the Board or Compensation Committee, but subject to the approval of the Board director designated by Warburg Pincus in respect of calendar year 2005 and 2006. Mr. Lillie received pursuant to the Amended 2003 Stock Incentive Plan a grant of 217,500 shares of restricted stock with the vesting restrictions set forth below. Mr. Lillie will receive a prescribed severance pay amount if he is terminated without cause or suffers a specified disability. Mr. Lillie’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Lillie’s employment agreement contains a noncompetition covenant and nonsolicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and continuing for a period of 12 months after the expiration or termination of Mr. Lillie’s employment. In the event Mr. Lillie’s employment is terminated by the Company without “cause” (as such term is described in his employment agreement) or upon “disability” (as such term is defined in his employment agreement), Mr. Lillie will be entitled to (a) eighteen months base compensation, (b) eighteen months target bonus that he would have been entitled to receive for achieving budget for the year in which his employment was terminated, (c) the continuation of health insurance and other benefits for eighteen months at the Company’s expense, (d) full vesting of any outstanding stock options on the Company’s stock, and (e) the lapsing of any restrictions over any restricted shares of the Company’s stock owned by Mr. Lillie. In addition, Mr. Lillie’s employment agreement may be terminated at the Company’s option for “cause.”

The restrictions over 50% of the restricted stock awards made to Messrs. Franklin, Ashken and Lillie during 2005 have lapsed. The remaining restrictions on each restricted award to Messrs. Franklin, Ashken and Lillie will lapse as follows: (i) on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a Volume Weighted Average Price, or VWAP, basis) prior to the fifth anniversary of the restricted stock grant, (ii) the date there is a Change of Control of the Company and the Company’s stock price equals or exceeds $21.33 per share immediately prior to the consummation of the Change of Control or (iii) the Board of Directors approves, in its sole discretion, the vesting of these shares.

The Company entered into an employment agreement with Desiree DeStefano, dated as of May 3,

2004, which provides for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gives prior written notice of non-renewal. Ms. DeStefano currently receives an annual base salary of $325,000, as well as a discretionary bonus package based on the Company’s performance. Ms. DeStefano’s employment agreement also entitles her to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Ms. DeStefano received pursuant to the Amended 2003 Stock Incentive Plan a grant of 15,000 shares of restricted stock on June 23, 2005 (the “First Award”) and 15,000 shares of restricted stock on July 12, 2005 (the “Second Award”), each with the vesting restrictions set forth below.

The restrictions over 50% of the First Award to Ms. DeStefano have lapsed. The remaining restrictions on the First Award to Ms. DeStefano will lapse as follows: (i) on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a Volume Weighted Average Price, or VWAP, basis) prior to the fifth anniversary of the restricted stock grant, (ii) the date there is a Change of Control of the Company and the Company’s stock price equals or exceeds $21.33 per share immediately prior to the consummation of the Change of Control or (iii) the Board of Directors approves, in its sole discretion, the vesting of these shares.

The restrictions on the Second Award to Ms. DeStefano would lapse as follows: (i) 50% on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a Volume Weighted Average Price, or VWAP, basis) prior to the third anniversary of the restricted stock grant, but not before November 1, 2007, (ii) 100% on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a VWAP basis) prior to the fifth anniversary of the restricted stock grant, but not before November 1, 2008, or (iii) the Board of Directors approves, in its sole discretion, such vesting.

The Company’s employment agreement with J. David Tolbert, dated as of January 1, 2002, was renewed for one year on January 1, 2005 and is subject to an annual renewal provision. Under the employment agreement, Mr. Tolbert currently receives an annual base salary of $275,000, as well as a discretionary bonus package based on the Company’s performance. Mr. Tolbert’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Tolbert received pursuant to the Amended 2003 Stock Incentive Plan a grant of 15,000 shares of restricted stock with the vesting restrictions set forth below.

The restrictions on the restricted stock award made to Mr. Tolbert would lapse as follows: (i) 50% on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a Volume Weighted Average Price, or VWAP, basis) prior to the third anniversary of the restricted stock grant, but not before November 1, 2007, (ii) 100% on the date that the stock price of the Common Stock of the Company equals or exceeds forty-two dollars and sixty-six cents ($42.66) for ten (10) consecutive trading days (measured on a VWAP basis) prior to the fifth anniversary of the restricted stock grant, but not before November 1, 2008, or (iii) the Board of Directors approves, in its sole discretion, such vesting.

Mr. Tolbert’s and Ms. DeStefano’s employment agreements each contain a noncompetition covenant and nonsolicitation provisions (relating to the Company’s employees and customers) effective during the term of his/her employment and continuing for a period of 12 months after the expiration or termination of Mr. Tolbert’s and Ms. DeStefano’s employment, respectively. In the event Mr. Tolbert’s or Ms. DeStefano’s employment is terminated by the Company without “cause” (as such term is defined in their respective employment agreements) or upon “disability” (as such term is defined in their respective employment agreements), Mr. Tolbert and Ms. DeStefano will be entitled to (a) one year’s base compensation, (b) one year’s target bonus that he/she would have been entitled to receive for achieving budget for the year in which his/her employment was terminated, (c) the continuation of health insurance and other benefits for one year at the Company’s expense, (d) full vesting of any outstanding stock options on the Company’s stock, and (e) the lapsing of any restrictions over any restricted shares of the Company’s stock owned by either Mr. Tolbert or Ms. DeStefano. In addition, Mr. Tolbert’s and Ms. DeStefano’s respective employment agreements may be terminated at the Company’s option for “cause.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Warburg Pincus and Charles R. Kaye

On October 8, 2004, pursuant to the terms of a Purchase Agreement, dated as of September 19, 2004 (the “Purchase Agreement”), between the Company and Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) and an Assignment and Joinder Agreement, dated as of October 8, 2004 (the “Assignment Agreement” and, together with the Purchase Agreement, the “Equity Purchase Agreements”) by and among the Company, Catterton Partners V, L.P., and several of its affiliates (collectively, “Catterton”), and Warburg Pincus and several of its affiliates, Warburg Pincus and Catterton collectively purchased from the Company, for a total purchase price of $350,000,000: (a) 128,571 shares of a new class of preferred stock, Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” or “Series B Preferred Shares”), at a price of $1,000.00 per share; (b) 200,000 shares of a new class of preferred stock, Series C Mandatory Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” or “Series C Preferred Shares” and, together with the Series B Preferred Stock, the “Preferred Stock”), at a price of $1,000.00 per share; and (iii) 714,286 shares of the Company’s common stock, par value $0.01 per share at a price of $30.00 per share. As of the date hereof, all the Preferred Stock of Warburg and Catterton has been converted to common stock of the Company.

In connection with the terms of a Purchase Agreement, the Company agreed to cause, for so long as Warburg Pincus owns at least one-third of the number of Series B Preferred Shares that would have been purchased at closing if the mandatory conversion of the shares of Series C Preferred Stock would have occurred prior to closing (or such number of common shares represented by such Series B Preferred Shares on an as converted basis) without regard to any limitation on conversion, one person nominated by Warburg Pincus to be elected or appointed to the Company’s Board of Directors (the “Board Representative”) as promptly as practicable following October 8, 2004 and who, when serving on the Board of Directors, will be entitled to serve on all major committees and subcommittees of the Board of Directors, except to the extent prohibited by applicable law or stock exchange regulation. The Company and Warburg Pincus agreed that Charles R. Kaye, the Co-President of Warburg Pincus LLC, which manages Warburg Pincus, would be the initial Board Representative and Mr. Kaye was elected to the Company’s board of directors at the 2005 annual meeting of stockholders. Prior to Mr. Kaye being placed on the Company’s Board of Directors and pursuant to the terms of the Purchase Agreement, the Company reimbursed Warburg Pincus for reasonable out-of-pocket expenses incurred with Warburg Pincus’ diligence, negotiation and preparation of the Purchase Agreement and related agreements. Furthermore, the Company agreed to reimburse the Board Representative, currently Mr. Kaye, for reasonable out-of-pocket expenses incurred with his Board of Directors participation, as well as paying him the same outside director compensation to be paid to other non-executive directors of the Company.

Jonathan Franklin

On January 24, 2005, Mr. Jonathan Franklin, who is the brother of Mr. Franklin, our Chairman and Chief Executive Officer, became an employee of the Company. Mr. Franklin serves as Manager, Compliance and received total compensation of $117,500 for his services during 2005.

Stock Surrender by Certain Officers

On November 1, 2005, the restrictions on certain restricted shares of common stock granted to certain executive officers under the 2003 Stock Incentive Plan lapsed. In conjunction with such lapsing and in accordance with the terms of the 2003 Stock Incentive Plan, the following holders returned shares to the Company (at an average price of $34.50 per share) in exchange for the Company’s payment of the withholding taxes due upon such lapsing: Mr. Franklin surrendered 281,911 shares having an aggregate value of $9,725,930; Mr. Ashken surrendered 127,252 shares having an aggregate value of $4,390,194; Mr. Lillie surrendered 48,556 shares having an aggregate value of $1,675,182; and Ms. DeStefano surrendered 2,598 shares having an aggregate value of $89,631.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited the financial statements of the Company for the year ended December 31, 2005. The Board of Directors, upon the recommendation of the Audit Committee, desires to continue the services of Ernst & Young LLP for the current year ending December 31, 2006. Accordingly, the Board of Directors will recommend at the Meeting that the Stockholders ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP to audit the financial statements of the Company for the current year. Representatives of that firm are expected to be available at the Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by Stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by Stockholders of its selection of Ernst & Young LLP as our independent registered public accounting firm is a matter of good corporate practice. In the event the Stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its Stockholders.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2006.

Fees Paid to Ernst & Young LLP

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2005 and fiscal year 2004 and for other services rendered during fiscal year 2005 and fiscal year 2004 on behalf of the Company and its subsidiaries, as well as out-of-pocket costs incurred in connection with these services, which have been billed to the Company.

Fee Category:	Fiscal 2005	% of Total	Fiscal 2004	% of Total
Audit Fees	$6,643,001	88.3	$1,195,002	32.7
Audit-Related Fees	561,742	7.5	2,428,796	66.6
Tax Fees	314,375	4.2	21,780	0.7
All Other Fees	0	0.0	0	0.0
Total Fees	$7,519,118	100.0	$3,645,578	100.0

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statue or regulation.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. For the year ended December 31, 2005, KPMG LLP and Deloitte & Touche, LLP assisted the Company’s in-house tax department with the Company’s U.S. income tax compliance services.

All Other Fees: Consist of fees for all other services other than those reported above. The Company did not engage Ernst & Young LLP in this capacity during 2005 or 2004 and its intent is to minimize services in this category.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, the Audit Committee has considered whether services other than audit and audit-related provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to specific budget. In addition, the Chairman of the Audit Committee or any two other members may also pre-approve particular services on a case-by-case basis and the full Board of Directors may approve fees on behalf of the Audit Committee.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2005 fiscal year were timely filed with the SEC and the NYSE.

Annual Report

A copy of the Company’s 2005 Annual Report to Stockholders is being mailed to Stockholders along with this Proxy Statement. Any Stockholder who has not received a copy of the 2005 Annual Report to Stockholders and wishes to do so should contact the Company by mail at the address set forth on the Notice of Annual Meeting or by telephone at (914) 967-9400.

Form 10-K

The Company will furnish, without charge, to each Stockholder as of the Record Date, upon the written request of such Stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and any amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Stockholders should direct the written request to the Company’s Secretary, at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580.

Proposals by Stockholders

Stockholder Proposals for Inclusion in the 2007 Proxy Statement.

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2007 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 555 Theodore Fremd

Avenue, Rye, New York 10580 by January 19, 2007. The proposal should be sent to the attention of the Secretary of the Company.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2007 Annual

Meeting.

Under the Company’s Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate directors or to bring other business before Stockholder meetings. These procedures provide that to nominate a candidate for director and/or an item of business to be introduced at the 2007 Annual Meeting of Stockholders must be delivered to or mailed and received in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2007 Annual Meeting of Stockholders between January 19, 2007 and February 19, 2007; provided, however, that if the 2007 Annual Meeting of Stockholders is not held between April 19, 2007 and June 19, 2007, then the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

The notice must describe various matters regarding the nominee, including, but not limited to, the name, address, occupation and the number of shares held by such nominee. Copies of the Company’s Bylaws may be obtained free of charge from the Secretary of the Company.

By Order of the Board of Directors

/s/ Ian G. H. Ashken
Ian G. H. Ashken
Vice Chairman, Chief Financial Officer and Secretary

JARDEN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin E. Franklin and Ian G.H. Ashken, as proxies each with full power of substitution, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Jarden Corporation held on record by the undersigned on April 19, 2006, at the Annual Meeting of Stockholders to be held on May 19, 2006 at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 and any adjournments or postponements thereof and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby revoking all former proxies.

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR each of the Proposals.

The undersigned hereby directs this Proxy to be voted:

1.	Election of Directors

Martin E. Franklin

René-Pierre Azria

☐ FOR ☐ WITHHOLD AUTHORITY the election as directors of all nominees listed above to vote for all nominees listed above

☐ WITHHOLD authority to vote for any individual nominee. Write the name of the nominee for which authority to vote is being withheld on the line below.

2.	Ratification of the appointment of Ernst & Young LLP as Jarden Corporation’s independent registered public accounting firm for the year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

Shares represented by this Proxy will be voted at the meeting in accordance with the stockholder’s specifications above. The Proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.

Date:	, 2006

Signature of Stockholder

(Signature if held jointly)

Note: Please mark, sign, date and return this Proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.